EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)

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

                                                  Sixteen Weeks Ended            Forty Weeks Ended
                                               --------------------------    --------------------------
                                                 March 8,      March 9,        March 8,      March 9,
                                                   1997          1996            1997          1996
                                               ------------  ------------    ------------  ------------

Net income                                      $ 22,629      $   4,166       $ 67,538      $  15,987
                                                =========     ==========      =========     ==========

Weighted average common shares
 outstanding                                      37,529         37,082         37,441         33,814
Dilutive stock options                               764            407            604            368
                                                ---------     ----------      ---------     ----------
Weighted average common and common
 equivalent shares outstanding                    38,293         37,489         38,045         34,182
                                                =========     ==========      =========     ==========

Earnings per share                              $    .59      $     .11       $   1.78      $     .47
                                                =========     ==========      =========     ==========

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